Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Streamline Health Solutions, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-183899, 333-166843, 333-190045) on Form S-3 and (Nos. 333-184959, 333-28055, 333-18625, 333-20765, 333-125393, 333-174775, 333-188763, 333-188764) on Form S-8 of Streamline Health Solutions, Inc. of our reports dated June 13, 2014, with respect to the consolidated balance sheet of Streamline Health Solutions, Inc. and subsidiaries as of January 31, 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows for the year ended January 31, 2014, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2014, which reports appear in the January 31, 2014 annual report on Form 10-K of Streamline Health Solutions, Inc.
Our report dated June 13, 2014, on the effectiveness of internal control over financial reporting as of January 31, 2014, expresses our opinion that Streamline Health Solutions, Inc. did not maintain effective internal control over financial reporting as of January 31, 2014 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses were identified and included in management’s assessment in Item 9A of Streamline Health Solutions, Inc.'s January 31, 2014 annual report on Form 10-K:

•	insufficient, inadequately trained personnel with U.S. GAAP knowledge necessary to ensure appropriate accounting for routine and non-routine significant transactions;

•	ineffective assessment of risks related to achieving reliable financial reporting;

•	ineffective written policies and procedures and monitoring of internal controls;

•	ineffective internal controls over accounting for revenues and the related accounts receivable, contracts receivable, and deferred revenues;

•	ineffective internal controls over accounting for period-end accounts payable and accrued liabilities;

•
ineffective controls over segregation of duties related to recording accounts receivable transactions and cash receipts and purchase and expense transactions and cash disbursements, and safeguarding of cash;

•	ineffective internal controls over accounting for capitalized software development costs and the related amortization; and

•
ineffective internal controls over information technology systems and end-user computing applications to properly restrict access and ensure appropriate segregation of duties affecting transactional data and recording of journal entries.

/s/ KPMG LLP
Atlanta, Georgia
June 13, 2014